RULE 10f-3 Transactions

Dreyfus Premier Managed Income Fund		
Reporting Period	7/01/06-09/30/06	
Total Net Assets	51,420,300	
Portfolio Manager	Kent Wosepka	

Security purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchased From	Expected Trade Date	Type of Security	Total Transaction (Shares/Par)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
Anadarko Petroleum Corporation	032511AW7	New Issue	Investment Bank; Citigroup; Goldman	Credit Suisse First Boston	9/14/06	Corporate	250,000	100.00	250,000	3.50%
			Affiliated Underwriter	Other Syndicate members	Date of First Offering	Rating of Security	Issue Size	% of Issue Size Purchased by Above Fund	% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund	% of Issue Size Purchased by ALL Funds advised by Manager as a % of Total Issue Size (cannot exceed 25%)
			MFM	Bank of America Securities; BMO Capital Markets; BNP Paribas; Deutsche Bank; LaSalle Capital Markets; Mitsubishi UFJ Securities; Morgan Stanley; RBS Greenwich Capital; Wachovia Securities; Calyon Securities; DnB Nor Markets; Scotia Capital; Societe Genera	9/11/06	Baa2/BBB-/BBB	2,000,000,000	0.01%	0.49%	0.27%
					Was Price Paid the same as other Purchasers?	Was Security Purchased on Offer Date?	Was Issuer in continuous operation for at least 3 years?	Was Offering part of Firm commitment?	Did Affiliated Underwriter benefit directly or indirectly from purchase?	Was Commission or Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?
					yes	yes	yes	yes	no	yes

Certification

The Adviser certifies that the above information is correct.

The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.

The Adviser has determined that the securities purchased are in accordance with *Dreyfus Fund Rule 10f-3 policies and procedures.*

In reaching its determination, the Adviser considered all of the conditions as specified in the *Dreyfus Fund 10f-3 policies and procedures.*

SIGNED	[signature]	DATE	10/13/06